As Filed with the Securities and Exchange Commission on August 9, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933

RADNET, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3326724 (I.R.S. Employer Identification No.)

1510 Cotner Avenue Los Angeles, California (Address of Principal Executive Offices)	90025 (Zip Code)

2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

Howard G. Berger, M.D.
President and Chief Executive Officer
RadNet, Inc.
1510 Cotner Avenue
Los Angeles, California, 90025

(Name and Address of Agent For Service)

(310) 478-7808

(Telephone number, including area code, of agent for service)

Copy to:

Linda Giunta Michaelson, Esq.
Sheppard, Mullin, Richter & Hampton llp
1901 Avenue of the Stars, Suite 1600
Los Angeles, California 90067

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐ Emerging growth company ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share, issuable under 2006 Equity Incentive Plan (2)	2,000,000 shares	$7.58	$15,160,000	(3)	$1,757.04

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall cover any additional shares of registrant’s common stock that may from time to time be offered or issued under the anti-dilution adjustment provisions of the 2006 Equity Incentive Plan, as amended and restated, resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 2,000,000 additional shares of the registrant’s common stock that became available for issuance on June 8, 2017 under the 2006 Equity Incentive Plan, as amended and restated, which shares are in addition to the 12,000,000 shares of common stock registered on the registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on (i) June 11, 2007, as amended on September 5, 2008, (ii) August 27, 2008, as amended on September 5, 2008, (iii) June 19, 2009, (iv) August 15, 2011 and (v) August 12, 2015.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Stock Market on August 3, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the registrant with the SEC are hereby incorporated by reference into this registration statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 16, 2017;

(b)	Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, filed on March 31, 2017;

(c)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 10, 2017;

(d)	Current Report on Form 8-K filed on June 13, 2017; and

(e)	The description of the registrant’s common stock which is contained in the registration statement on Form 8-A filed with the SEC on February 13, 2007, as amended on February 14, 2007, and any amendment or report filed for the purpose of updating such description; including the description of the common stock of the registrant as a Delaware corporation under the heading “Significant Changes Resulting From The Reincorporation” in the registrant’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 17, 2008 and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the registrant by Jeffrey L. Linden, Esq., Executive Vice President and General Counsel of the registrant. Mr. Linden is compensated by the registrant as an officer of the registrant and is a participant in the 2006 Plan. As of August 9, 2017, Mr. Linden held 980,401 shares of common stock, 41,667 restricted stock units which can be settled on a one-for-one basis with shares of common stock, and options to acquire 84,912 shares of Common Stock.

1

Item 6. Indemnification of Directors and Officers.

Delaware Law, Certificate of Incorporation, and Bylaws

The following provisions of Delaware law and the registrant’s certificate of incorporation and bylaws govern the indemnification of the registrant’s directors and officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any director, officer, employee or agent of the corporation, or other person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, any such person we refer to as an indemnitee, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that the indemnitee is or was serving the corporation or another entity at the direction of the corporation, provided that the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by the indemnitee in connection with the defense or settlement of such an action or suit if the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if the indemnitee is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines that the indemnitee is fairly and reasonably entitled to indemnity for his or her expenses despite the adjudication of liability.

Section 145(g) of the DGCL also provides that a corporation may maintain insurance against liabilities even if the corporation would lack the power under the DGCL to indemnify against those liabilities.

Article Ninth of the registrant’s certificate of incorporation provides that a director is not liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. It further obligates the registrant, with respect to its officers and directors, and permits the registrant, with respect to its employees and agents, to indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that the person is or was a director or officer, or employee or agent, as the case may be, of the registrant, or is or was serving at the request of the registrant as a director or officer, or employee or agent, as the case may be, of another corporation or entity. The registrant may advance the expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding prior to its final disposition upon receipt of an undertaking by the recipient to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified as authorized by the DGCL and the registrant’s certificate of incorporation. To the fullest extent permitted by the DGCL, the indemnification provided in the certificate of incorporation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, the registrant may pay any of these expenses in advance of the final disposition of such action, suit or proceeding.

Except as described in this paragraph, Article VII of the registrant’s bylaws contains provisions substantially similar to Article Ninth of the registrant’s certificate of incorporation. In addition, the registrant’s bylaws obligate the registrant to indemnify each of its officers, directors, employees and agents in any action, suit or proceeding referred to above to the extent that person has been successful on the merits in defense thereof, or in defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith. The registrant’s bylaws obligate the registrant to advance expenses to its officers and directors, and require an undertaking to repay expenses under the specified conditions if required by applicable law.

General

The registrant also maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of this insurance is to indemnify any of the registrant’s officers or directors against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The registrant pays the premiums for this insurance.

The registrant has also entered into separate indemnification agreements with its officers and directors, which indemnify the officer or director against all liabilities relating to his or her position as an officer or director of the registrant, or as an employee, agent, officer or director of any other entity if the officer or director is serving in that capacity at the registrant’s request, to the fullest extent permitted under applicable law.

2

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 9, 2017.

RADNET, INC.

By: /s/ Howard G. Berger, M.D.
Howard G. Berger, M.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Howard G. Berger, M.D. and Mark D. Stolper, jointly and severally, the undersigned’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of RadNet, Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/Howard G. Berger, M.D. Howard G. Berger, M.D.	Director, Chief Executive Officer and President (Principal Executive Officer)	August 9, 2017

/s/ Mark D. Stolper Mark D. Stolper	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 9, 2017

/s/ Marvin S. Cadwell Marvin S. Cadwell	Director	August 9, 2017

/s/ John V. Crues, III, M.D. John V. Crues, III, M.D.	Director	August 9, 2017

/s/Norman R. Hames Norman R. Hames	Director	August 9, 2017

/s/ David L. Swartz David L. Swartz	Director	August 9, 2017

/s/Lawrence L. Levitt Lawrence L. Levitt	Director	August 9, 2017

/s/ Michael L. Sherman, M.D Michael L. Sherman, M.D.	Director	August 9, 2017

4

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
4.1	Certificate of Incorporation of RadNet, Inc., a Delaware corporation (incorporated by reference to exhibit filed with Form 8-K on September 4, 2008)
4.2	Certificate of Amendment to Certificate of Incorporation of RadNet, Inc., a Delaware corporation, dated September 2, 2008 (incorporated by reference to exhibit filed with Form 8-K on September 4, 2008)
4.3	Bylaws of RadNet, Inc., a Delaware corporation (incorporated by reference to exhibit filed with Form 8-K on September 4, 2008)
4.4	Specimen Common Stock Certificate (incorporated by reference to exhibit filed with Form 10-K for the fiscal year ended October 31, 2006, on February 7, 2007)
5.1	Opinion of General Counsel *
23.1	Consent of Independent Registered Public Accounting Firm *
23.2	Consent of General Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	2006 Equity Incentive Plan, amended and restated as of March 9, 2017 (incorporated by reference to exhibit filed with Form 8-K on June 13, 2017)
99.2	Form of Incentive Option Agreement for the 2006 Equity Incentive Plan *
99.3	Form of Nonstatutory Option Agreement for the 2006 Equity Incentive Plan *
99.4	Form of Restricted Stock Award for Officers under the 2006 Equity Incentive Plan *
99.5	Form of Restricted Stock Award for Non-Employee Directors under the 2006 Equity Incentive Plan *
99.6	Form of Restricted Stock Unit Agreement (deferred settlement) for Officers under the 2006 Equity Incentive Plan *
99.7	Form of Restricted Stock Unit Agreement (deferred settlement) for Non-Employee Directors under the 2006 Equity Incentive Plan *
99.8	Nonqualified Deferred Compensation Plan, effective as of May 5, 2016 (incorporated by reference to exhibit filed with Form 8-K on May 9, 2016)

_____________________

* Filed herewith